Rennova Health reports third quarter 2017 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (November 20, 2017) – Rennova Health, Inc. (OTCQB: RNVA, RNVAW), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that opened its first rural hospital in Oneida, Tennessee on August 8, 2017, reports financial results for the three and nine months ended September 30, 2017 and provides a business update.

Rennova is a provider of an expanding number of services for healthcare providers and their patients. We currently operate in three synergistic divisions: 1) clinical diagnostics through our clinical laboratories; 2) supportive software solutions to healthcare providers including electronic health records (“EHR”), laboratory information systems (“LIS”) and medical billing services; and 3) the recent addition of a hospital in Tennessee. We believe our approach will produce a sustainable relationship with customers and will capture multiple revenue streams from the provision of needed services and solutions to medical providers.

We intend to expand our business operations in each sector in which we operate and will continue to assess the best way to do so to provide value for our shareholders.

Highlights from the third quarter of 2017 and recent weeks include:

●	Raised proceeds of $4.0 million from a private placement of convertible preferred stock
●	Opened the Big South Fork Medical Center in August, followed by receipt of a certification number from the Centers for Medicare and Medicaid Services (“CMS”) subsequent to regional office licensure approval
●	Won an appeal in the Eleventh Circuit Court of Appeals in a lawsuit filed by Rennova against CIGNA for failure to pay claims for laboratory services
●	Raised $9.0 million in a private placement of convertible notes and the restructuring of existing debt

“The reopening in August of Big South Fork Medical Center in Oneida, Tennessee was a momentous event for Rennova, as we have identified the rural hospital segment as a key area for expansion for the Company,” said Seamus Lagan, Rennova’s chief executive officer. “This sector offers our Company a predictable and reliable revenue from the provision of services that are needed in the local community. We continue to pursue other opportunities in this sector and believe that we will shortly add a second acquisition of an operating hospital to this division. This foundation creates the opportunity to expand the menu of services provided and to utilize the platform of diagnostic and software solutions which we have developed over the last few years.”

Mr. Lagan added, “We have spent the past year investing in Oneida and are delighted with the progress that we have accomplished over the last couple of months. The recent success in receiving our certification number from CMS in October was the last hurdle to allow us to receive payment, and we now have claims generated and are awaiting our first payments from federal and other payers. Receipt of payments will end the significant investment and cash requirement to carry monthly costs to date. We now have a fully functioning hospital, with plans to expand services in 2018. For fiscal 2015, the last full year of its operation, the hospital had unaudited annual revenues of approximately $12 million and a normalized EBITDA of approximately $1.3 million. We anticipate that revenues will more than return to 2015 levels within the next 12 months, with early revenues supporting our expectations. While the hospital has had a positive impact on our third quarter revenue, for revenue recognition purposes we have used 10% to 20% of gross claims as a collectible revenue in the startup months with an expectation based on historical numbers which we expect to increase significantly to 45% to 47% when payments are evidenced.

“Our third quarter financial results also reflect ongoing initiatives to lower costs across the Company, particularly in our laboratory services sector,” continued Mr. Lagan. “We have reduced headcount significantly, while focusing on our flagship diagnostics laboratory in south Florida following the closing of other labs for the time being. The historical focus on toxicology is being replaced by expansion into various other diagnostics areas that are now forming a new foundation in our laboratory services division. We recently won an appeal in the Eleventh Circuit Court of Appeals in our suit against CIGNA, and are hopeful this development will lead to the resolution of unpaid laboratory charges.”

Mr. Lagan concluded, “Following recent challenges and a number of very difficult choices as we streamline our businesses and focus on the hospital opportunity, we believe we are poised for a significant turnaround in 2018. The rural hospital market, with its Medicare, Medicaid and other preferred provider contracts, holds the key to our future growth. We are expanding preferred provider contracts for our laboratory services to ensure payment and are optimistic we will see increased laboratory services revenues based on these additional contracts. Supportive software solutions such as our electronic health records and laboratory information systems software, which encourage recurring revenues, continue to gain new customers and demonstrate opportunity.”

The Company continues to believe that collection of accumulated and current receivables from its hospital starting before the end of 2017 will enable the Company to exit 2017 on an approximate cash flow break even monthly going forward.

On July 12, 2017, the Company announced plans to spin off its Advanced Molecular Services Group (“AMSG”) as an independent publicly traded company by way of a tax-free distribution to Rennova stockholders. While this spin off has not been completed at the end of September 2017 as originally planned there is no change in the plan to do so. Completion of this spin off is subject to numerous conditions, including effectiveness of a Registration Statement on Form 10 to be filed with the Securities and Exchange Commission, and consents, including those under various funding agreements previously entered by Rennova. The strategic goal of the spinoff is to create two public companies, each of which can focus on its own strengths and operational plans. In addition, after the spinoff, each company will provide a distinct and targeted investment opportunity.

Financial Results

Net revenues for the third quarter of 2017 were $1.4 million, compared with $41,362 for the third quarter of 2016. The increase was mainly due to the recognition of $0.6 million in revenues in the Hospital segment derived from the opening of the Big South Fork Medical Center in August 2017, and $0.6 million in revenues from the Clinical Laboratory Operations segment. Net revenues in the Company’s Supportive Software Solutions were $0.2 million for the third quarter of 2017, an increase of $0.2 million compared with the same period a year ago.

Direct costs of revenue were $309,000, essentially unchanged from the third quarter of 2016.

General and administrative expenses were $5.1 million for the third quarter of 2017, a decline of $1.3 million or 20% compared with $6.5 million for the same period a year ago. The decrease is mainly the result of a $1.1 million reduction in employee compensation and related costs, as the Company significantly reduced headcount throughout the second half of 2016 and 2017 in response to the decline in revenues, and a $0.2 million reduction in maintenance costs for its laboratory equipment.

Sales and marketing expenses were $0.2 million for the third quarter of 2017, compared with $0.4 million for the third quarter of 2016. The decline of $0.2 million, or 59%, was primarily due to a reduction in sales employee and contractor compensation expenses, as well as reduced travel, advertising and commissionable collections related to the decline in net revenues.

Bad debt expense for the third quarter of 2017 was $0.5 million, compared with $3.7 million for the third quarter of 2016. During the 2016 quarter the Company recorded a charge of $3.5 million related to receivables in its Clinical Laboratory Operations segment that were deemed uncollectible. The primary factors in rendering these receivables uncollectible was its failure to obtain preauthorization from the third-party payer prior to rendering services and the lack of an existing preferred provider contract with the third-party payer. The Company also increased the allowance for doubtful accounts for its Supportive Software Solutions segment by $0.2 million.

During the third quarter of 2017, the Hospital business segment deemed uncollectible $0.4 million related to the August and September receivables since its CMS certification was not approved until October 11, 2017. The Company will submit all claims for services rendered for payment since the opening of the hospital. It also increased the allowance for doubtful accounts for its Supportive Software Solutions segment by $0.1 million.

Depreciation and amortization expense was $0.5 million for the third quarter of 2017, compared with $0.7 million for the same period a year ago as some property and equipment became fully depreciated during 2016 and capital expenditures have been minimal due to the reduced sample volume at the Company’s laboratories.

The Company had a loss from operations of $5.2 million for third quarter of 2017, a decline of $6.2 million compared with a loss from operations of $11.5 million for the third quarter of 2016. The decrease is due to the $5.0 million reduction in total operating expenses and the $1.4 million increase in net revenues.

Interest expense for the third quarter of 2017 was $5.3 million, compared with $1.7 million for the third quarter of 2016. Interest expense includes a $4.8 million non-cash interest charge related to the issuance of convertible debentures and warrants during the 2017 period. Interest expense in the third quarter of 2016 mainly consisted of an interest charge of $0.5 million related to the $5 million prepaid forward purchase contract and $0.4 million of non-cash interest expense related to the accretion of debt discounts.

Other income decreased by $1.9 million for the third quarter of 2017 compared with the same period a year ago. The decrease consists primarily of $2.1 million in non-cash gains on the change in fair value of derivative financial instruments related to convertible notes and warrants recorded in 2016.

The Company recorded a net loss from continuing operations for the third quarter of 2017 of $10.5 million, compared with a net loss from continuing operations of $11.2 million for the same period of a year ago, a decrease of $0.8 million. The change is primarily due to the reduction in operating expenses of $5.0 million, an increase in interest expense of $3.6 million and a decrease in other income (expense) of $2.0 million, offset by the increase in revenue of $1.4 million.

The net loss attributable to common shareholders from continuing operations for the third quarter of 2017 was $10.5 million, or $10.90 per share, compared with a net loss attributable to common shareholders from continuing operations for the third quarter of 2016 of $11.2 million, or $122.24 per share. The Company recorded a deemed dividend in the third quarter of $2.3 million from the trigger of a down round provision feature related to debentures and warrants issued in March 2017.

The Company had cash of $41,017 as of September 30, 2017, compared with cash of $75,017 as of December 31, 2017. Subsequent to the close of the quarter, the Company raised $4.0 million in proceeds from a private placement of convertible preferred stock.

For the first nine months of 2017, the Company reported net revenues of $3.3 million, compared with $4.1 million for the first nine months of 2016. The net loss from continuing operations for the first nine months of 2017 was $30.1 million, compared with a net loss from continuing operations of $19.3 million for the first nine months of 2016. The Company recorded a deemed dividend in the first nine months of 2017 of $53.3 million from the trigger of a down round provision feature related to debentures and warrants issued in March 2017.

The unaudited financial results for the three and nine months ended September 30, 2017 as filed with the Securities and Exchange Commission on Form 10-Q can be obtained at www.rennovahealth.com or www.sec.gov.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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